Exhibit 99.1

Financial Statements and Schedule

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Bruker BioSciences Corporation

We have audited the accompanying consolidated balance sheets of Bruker BioSciences Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005.  Our audits also included the accompanying financial statement schedule listed in the index at Item 9.01. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bruker BioSciences Corporation at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bruker BioSciences Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2006 expressed an unqualified opinion thereon. However, our audit did not include the internal control over financial reporting of Bruker Optics, Inc., which was acquired by Bruker BioSciences Corporation on July 1, 2006 and, as discussed in Note 3, was accounted for as a business combination of entities under common control.

/s/ Ernst & Young LLP
Boston, Massachusetts December 12, 2006

BRUKER BIOSCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$62,632	$41,420
Short-term investments	46,419	45,144
Accounts receivable, net	67,913	69,094
Due from affiliated companies	6,464	12,203
Inventories	117,655	125,252
Other current assets	14,166	20,759
Total current assets	315,249	313,872
Property, plant and equipment	85,313	99,423
Restricted cash	1,010	656
Goodwill	17,516	10,739
Other intangible assets	1,533	1,431
Other assets	3,021	2,596
Total assets	$423,642	$428,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$7,323	$10,670
Current portion of long-term debt	2,241	3,329
Accounts payable	17,211	25,335
Due to affiliated companies	6,175	8,831
Customer advances	38,175	26,481
Other current liabilities	76,884	63,192
Total current liabilities	148,009	137,838

Long-term debt	25,070	33,837
Other long-term liabilities	11,675	12,114
Accrued pension	8,518	8,465
Minority interest in consolidated subsidiaries	1,246	1,206
Commitments and contingencies (Note 14)

Shareholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued or outstanding at December 31, 2005 and 2004	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized, 101,105,705 and 100,772,313 shares issued and outstanding at December 31, 2005 and 2004, respectively	1,011	1,008
Additional paid-in capital	217,433	216,137
Accumulated deficit	(1,014)	(10,761)
Accumulated other comprehensive income	11,694	28,873
Total shareholders’ equity	229,124	235,257
Total liabilities and shareholders’ equity	$423,642	$428,717

The accompanying notes are an integral part of these financial statements.

BRUKER BIOSCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Product revenue	$329,452	$317,269	$293,650
Service revenue	40,471	37,381	24,880
Other revenue	2,330	2,339	1,438
Total revenue	372,253	356,989	319,968

Cost of product revenue	178,831	182,377	170,886
Cost of service revenue	27,443	23,758	16,860
Total cost of revenue	206,274	206,135	187,746
Gross profit	165,979	150,854	132,222

Operating expenses:
Sales and marketing	70,458	72,716	66,957
General and administrative	25,601	23,180	19,640
Research and development	47,498	48,364	41,557
Reversal of liability accrual	—	—	(1,929)
Special charges	—	—	11,674
Total operating expenses	143,557	144,260	137,899
Operating income (loss)	22,422	6,594	(5,677)

Interest and other income (expense), net	(780)	(4,847)	560

Income (loss) before provision for income taxes and minority interest in consolidated subsidiaries	21,642	1,747	(5,117)
Provision for income taxes	11,855	5,533	11,182
Income (loss) before minority interest in consolidated subsidiaries	9,787	(3,786)	(16,299)
Minority interest in consolidated subsidiaries	40	69	(853)
Net income (loss)	$9,747	$(3,855)	$(15,446)

Net income (loss) per share - basic and diluted	$0.10	$(0.04)	$(0.17)
Weighted average common shares outstanding:
Basic	100,823	99,797	92,582
Diluted	101,130	99,797	92,582

The accompanying notes are an integral part of these financial statements.

BRUKER BIOSCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(in thousands, except share data)

						Accumulated
			Additional			Other	Total
			Paid-in	Accumulated	Treasury	Comprehensive	Shareholders’
	Shares	Amount	Capital	Deficit	Stock	Income	Equity
Balance at December 31, 2002, as reported	76,988,116	$770	$180,584	$4,410	$(3,088)	$2,722	$185,398
Adjustments to reflect Bruker Optics acquisition	11,301,869	113	2,236	5,345	—	719	8,413
Balance at December 31, 2002, as adjusted	88,289,985	883	182,820	9,755	(3,088)	3,441	193,811
Shares issued in connection with the purchase of minority interest	9,662,624	97	28,458	—	—	—	28,555
Retirement of Bruker AXS Inc. treasury stock	(192,422)	(2)	(754)	—	756	—	—
Deemed dividend in connection with the Bruker AXS Inc. merger	—	—	(9,571)	(1,215)	—	—	(10,786)
Stock options issued in connection with the Bruker AXS Inc. merger	—	—	3,050	—	—	—	3,050
Stock compensation related to stock options issued to non-employees	—	—	17	—	—	—	17
Stock options exercised	4,473	—	12	—	—	—	12
Comprehensive income:
Net loss	—	—	—	(15,446)	—	—	(15,446)
Foreign currency translation adjustments	—	—	—	—	—	15,638	15,638
Net comprehensive income							192
Balance at December 31, 2003, as adjusted	97,764,660	978	204,032	(6,906)	(2,332)	19,079	214,851
Issuance of common stock, net of issuance costs	2,992,800	29	12,019	—	2,332	—	14,380
Stock options exercised	14,853	1	48	—	—	—	49
Stock compensation related to stock options issued to non-employees	—	—	38	—	—	—	38
Comprehensive income:
Net loss	—	—	—	(3,855)	—	—	(3,855)
Unrealized loss on investments	—	—	—	—	—	(155)	(155)
Foreign currency translation adjustments	—	—	—	—	—	9,949	9,949
Net comprehensive income							5,939
Balance at December 31, 2004, as adjusted	100,772,313	1,008	216,137	(10,761)	—	28,873	235,257
Shares issued in connection with acquisition	209,271	2	892	—	—	—	894
Stock options exercised	124,121	1	376	—	—	—	377
Stock compensation related to stock options issued to non-employees	—	—	28	—	—	—	28
Comprehensive loss:
Net income	—	—	—	9,747	—	—	9,747
Unrealized gain on investments	—	—	—	—	—	12	12
Foreign currency translation adjustments	—	—	—	—	—	(17,191)	(17,191)
Net comprehensive loss							(7,432)
Balance at December 31, 2005, as adjusted	101,105,705	$1,011	$217,433	$(1,014)	$—	$11,694	$229,124

The accompanying notes are an integral part of these financial statements.

BRUKER BIOSCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$9,747	$(3,855)	$(15,446)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	10,506	11,201	12,056
Deferred income taxes	(1,315)	918	3,186
Other special charges	—	—	5,128
Write down of investments and other non-cash charges	—	2,422	—
Provision for doubtful accounts	155	928	845
Stock compensation	28	38	17
Minority interest in consolidated subsidiary	40	69	(853)
Loss on disposal of assets	(513)	(367)	(221)
Reversal of patent litigation settlement	—	—	(1,929)
Loss (gain) on fair market value of derivative instruments	2,783	(94)	(794)
Foreign currency exchange gain on intercompany loans	—	—	(696)
Changes in operating assets and liabilities:
Accounts receivable	(7,186)	(11,738)	(103)
Inventories	(835)	9,569	6,112
Other assets and prepaid expenses	449	(2,878)	(4,809)
Accounts payable	1,329	(209)	(3,962)
Income taxes payable	9,982	(2,414)	(2,088)
Accrued pension	1,020	955	903
Other liabilities	23,532	1,137	(1,473)
Net cash provided by (used in) operating activities	49,722	5,682	(4,127)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,791)	(10,051)	(8,534)
Purchase of short-term investments	(1,276)	(5,392)	(56,782)
Redemption of short-term investments	—	11,589	27,033
Acquisitions, net of cash acquired	(5,605)	—	(5,499)
Restricted cash	(357)	(446)	27
Net cash used in investing activities	(12,029)	(4,300)	(43,755)
Cash flows from financing activities:
Proceeds from (repayment of) short-term borrowings, net	(5,366)	(8,477)	2,402
Repayment of long-term debt	(6,299)	(854)	(2,486)
Proceeds from long-term debt	313	984	2,035
Proceeds from issuance of common stock, net of issuance costs	377	14,422	(12)
Cash payments to shareholders	—	—	(10,786)
Net cash (used in) provided by financing activities	(10,975)	6,075	(8,847)
Effect of exchange rate changes on cash	(5,506)	3,251	3,169
Net change in cash and cash equivalents	21,212	10,708	(53,560)
Cash and cash equivalents at beginning of year	41,420	30,712	84,272
Cash and cash equivalents at end of year	$62,632	$41,420	$30,712
Supplemental disclosure of cash flow information:
Cash paid for interest	1,637	2,531	2,098
Cash paid for taxes	2,858	8,305	13,022
Noncash investing and financing activities:
Issuance of common stock for acquisition	894	—	—
Issuance of common stock and options exchanged related to merger	—	—	31,605

The accompanying notes are an integral part of these statements.

Bruker BioSciences Corporation

Notes to Consolidated Financial Statements

Note 1—Description of Business

Bruker BioSciences Corporation and its wholly-owned subsidiaries (the “Company”) design, manufacture, service and market proprietary life science and materials research systems based on mass spectrometry core technology platforms, X-ray technologies, and infrared and Raman molecular spectroscopy technology. The Company also sells a broad range of field analytical systems for chemical, biological, radiological and nuclear (CBRN) detection. The Company maintains major technical and manufacturing centers in Europe, North America and Japan and sales offices throughout the world. The Company’s diverse customer base includes pharmaceutical, biotechnology and proteomics companies, academic institutions, advanced materials and semiconductor industries and government agencies.

On July 1, 2006, the Company completed its acquisition of Bruker Optics Inc. (“Bruker Optics”).  Both the Company and Bruker Optics were majority owned by five affiliated stockholders prior to the acquisition. As a result, the acquisition of Bruker Optics by the Company is considered a business combination of companies under common control, and has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the acquisition of Bruker Optics, as it relates to the portion under common ownership (approximately 96%), will be accounted for at historical carrying values at the date of the acquistion. The portion not under the common ownership of the five affiliated stockholders (approximately 4%) has been accounted for as a minority interest.  The portion not under common control primarily represented stock options to purchase shares of common stock outstanding at the date of the acquisition.  Any excess purchase price of the interest not under common control over the fair value of the related net assets acquired will be accounted for as goodwill and intangible assets. The consolidated balance sheets, statements of operations, statements of cash flows and notes to the consolidated financial statements for all periods presented herein have been restated by combining the historical consolidated financial statements of the Company with those of Bruker Optics.

On July 1, 2003, the Company merged with Bruker AXS Inc., with the Company surviving the merger. The consolidated financial statements for the year ended December 31, 2003 include the retroactive effects of the merger with Bruker AXS for the year ended December 31, 2003. In connection with the merger, the Company formed two operating subsidiaries, Bruker Daltonics Inc. (“Bruker Daltonics”) and Bruker AXS Inc. (“Bruker AXS”), into which it transferred substantially all of the respective assets and liabilities of the former Bruker Daltonics Inc. and Bruker AXS Inc., except cash, which remained with the parent company, Bruker BioSciences Corporation.

Since the integration of the Bruker Optics acquisition began, we have been changing the way we manage our business and consider ourselves as a provider of instrumentation and solutions to life sciences and industrial businesses throughout the world.  We continue to focus more on addressing the markets we serve and the needs of our various customers, including pharmaceutical, biotechnology, advanced and raw materials companies, and academic and governmental institutions, and less on selling individual products and technologies.  As a result of this change in the way we manage our business, we may change our segment reporting in the future. The Company currently reports financial results on the basis of the following three business segments:

1.                Bruker Daltonics  is a leading developer and provider of life science tools based on mass spectrometry and also develops and provides a broad range of field analytical systems for CBRN detection.

2.                Bruker AXS  is a leading developer and provider of life science and advanced materials research tools for advanced X-ray instrumentation used in non-destructive molecular and elemental analysis in academic, research and industrial applications.

3.                Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technologies.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the Company and all majority and wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid investments with original maturities of three months or less at the date of acquisition. Cash and cash equivalents primarily include cash on hand, money market funds and time deposits. Time deposits represent amounts on deposit in banks and temporarily invested in instruments with maturities of three months or less at the time of purchase. Certain of these investments represent deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates market value.

Restricted Cash

Certain customers require the Company to provide bank guarantees on customer advances. These amounts are considered restricted cash and are classified as non-current. Generally, the lines of credit facilitate this requirement. However, to the extent the required guarantee exceeds the available local line of credit, the Company maintains current restricted cash balances. In addition, the Company is required to maintain a restricted cash balance as a guarantee for the lessor of the building located in Delft, Netherlands, throughout the lease term, which has also been classified as non-current. As of December 31, 2005 and 2004, restricted cash balances were approximately $1.0 million and $0.7 million, respectively.

Short-term Investments

The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Company’s investments, which are carried at fair value, consist of funds comprised of auction-rated securities and bond instruments and have been classified as available-for-sale at December 31, 2005 and 2004. The basis for the cost of securities sold was determined by the specific identification method. If the market values of individual securities decrease below cost for a period of six to nine months, the Company deems this indicative of an other than temporary impairment and writes down the carrying amount of the investments to market value through other income (expense), net, in the accompanying statement of operations. As of December 31, 2005, 2004 and 2003, there were no material unrealized gains or losses.

Concentration of Credit Risk

Financial instruments which subject the Company to credit risk consist of cash and cash equivalents, short-term investments and accounts receivables. The risk with respect to cash and cash equivalents and short-term investments is minimized by the Company’s policy of investing in short-term financial instruments issued by highly-rated financial institutions. The risk with respect to accounts receivables is minimized by the credit worthiness of the Company’s customers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Credit losses have been within management’s expectations and the allowance for doubtful accounts totaled $3.8 million and $3.0 million as of December 31, 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003, no sales to or receivables from any single customer exceeded 10% of the Company’s revenue or accounts receivable.

Inventories

Components of inventory include raw materials, work-in process, demonstration units and finished goods. Demonstration units include units which are located in the Company’s demonstration laboratories and at potential customer sites and are considered available for sale. Finished goods include in-transit systems that have been shipped to the Company’s customers, but not yet installed and accepted by the customer. All inventories are stated at the lower of cost or market, cost determined principally by the first-in, first-out, (“FIFO”) method for a majority of subsidiaries and by average-cost for a certain international location. The Company reduces the carrying value of its inventories for differences between the cost and estimated net realizable value taking into consideration usage in the preceding twelve months, expected demand, technological obsolescence and other information including the physical condition of demonstration and in-transit inventories. The Company records as a charge to cost of revenue for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges and purchasing and receiving costs, are also included in the cost of revenue line item within the statement of operations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	25-39 years
Machinery and equipment	3-10 years
Computer equipment and software	3-5 years
Furniture and fixtures	3-10 years
Leasehold improvements	Lesser of 15 years or the remaining lease term

Depreciation and amortization expense associated with property, plant and equipment for the years ended December 31, 2005, 2004 and 2003 was approximately $10.0 million, $10.7 million and $11.8 million, respectively.

Goodwill and Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other

Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, these assets are tested for impairment on a reportable operating segment basis annually, or on an interim basis when events or changes in circumstances warrant. The impairment test consists of a comparison of the fair value of goodwill or an intangible asset with its carrying amount with any related impairment losses recognized in earnings when incurred. The Company performs its annual test for indications of impairment as of December 31st each year. In accordance with SFAS 142, the Company tested for impairment as of December 31, 2005 and 2004 and determined that goodwill and indefinite-lived intangible assets were not impaired.

Intangible assets with a finite useful life are amortized on a straight-line basis over their estimated useful lives, with periods ranging from 4 to 10 years.

Investments in Other Companies

Investment in other companies consists of equity securities of privately held companies accounted for under the cost method. The Company’s ownership interest in each of these companies is less than 20%. The Company periodically evaluates the carrying value of these investments for potential impairment. If the Company’s evaluation identifies an impairment charge is deemed to be other than temporary, the investment is written down to its estimated fair value through a charge to current earnings. As of December 31, 2004, the Company has written-off the carrying value of its investments in other companies based on impairment testing performed. During the year ended December 31, 2004, the Company recorded charges for impairments on investments totaling approximately $2.3 million. No charges were recorded during the years ended December 31, 2005 or 2003.

Impairment of Long-Lived Assets

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the quoted market price, if available, or the estimated undiscounted operating cash flows generated by those assets are less than the assets’ carrying value. Impairment losses are charged to the statement of operations for the difference between the fair value and carrying value of the asset. No impairment losses were recorded on long-lived assets during the years ended December 31, 2005, 2004 and 2003.

Warranty Costs and Deferred Revenue

The Company typically provides a one year parts and labor warranty with the purchase of equipment. The anticipated cost for this one-year warranty is accrued upon recognition of the sale and is included as a current liability on the accompanying balance sheets. The Company also offers to its customers extended warranty and service agreements extending beyond the initial year of warranty for a fee. These fees are recorded as deferred revenue and amortized ratably into income over the life of the extended warranty contract.

Minority Interest in Consolidated Subsidiaries

Minority interest on the statement of operations of $40,000 and $69,000 for the years ended December 31, 2005 and 2004 represents the minority common shareholders’ proportionate share of the net loss of Incoatec GmbH and Baltic Scientific Instruments. Minority interest in consolidated subsidiaries of $(0.9) million on the statement of operations for the year ended December 31, 2003, primarily represents the minority common shareholders’ proportionate share of the net loss prior to the Bruker AXS merger on July 1, 2003.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the asset and liability approach to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

Customer Advances

The Company typically requires an advance deposit under the terms and conditions of contracts with customers. These deposits are recorded as a liability until revenue is recognized on the specific contract.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss), but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s other comprehensive income (loss) is primarily composed of foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable, amounts due from/to affiliated companies and long-term debt. The carrying amounts of the Company’s cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable and amounts due from/to affiliated companies approximate fair value due to their short-term nature. The fair value of long-term debt is estimated based on current interest rates offered to the Company for financing arrangements with similar maturities. The recorded value of these financial instruments approximates their fair value at December 31, 2005 and 2004.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended. All derivatives, whether designated in hedging relations or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income (“OCI”) and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the results of operations. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period.

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a separate component of stockholders’ equity. Gains and (losses) resulting from foreign currency transactions are reported in the statement of operations under the caption interest and other income (expense), net, for all periods presented.

Revenue Recognition

The Company recognizes revenue from system sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is generally transferred to the customer upon receipt of a signed customer acceptance for a system that has been shipped, installed, and for which the customer has been trained. As a result, the timing of customer acceptance or readiness could cause the Company’s reported revenues to differ materially from expectations. When products are sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor, which assumes responsibility for installation, the Company recognizes the system as revenue when the product has been shipped and title and risk of loss has been transferred. The Company’s distributors do not have price protection rights or rights to return; however, our products are warranted to be free from defect for a period of one year. Revenue is deferred until cash is received when a significant portion of the fee is due over one year after delivery, installation and acceptance of a system. For arrangements with multiple elements, the Company recognizes revenue for each element based on the fair value of the element provided when all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately. Changes in the Company’s ability to establish the fair value for each element in multiple element arrangements could affect the timing of revenue recognition.

Revenue from the sale of accessories and parts is recognized upon shipment and service revenue is recognized as the services are performed.

Research and Development

Research and development costs are expensed as incurred.

Software Costs

Purchased software is capitalized at cost and is amortized over the estimated useful life, generally three years. Software developed for use in the Company’s products is expensed as incurred until technological feasibility is reasonably assured and is classified as research and development expense. Subsequent to the achievement of technological feasibility, amounts are capitalizable, however, to date such amounts have not been material.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $2.3 million, $2.7 million and $2.6 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Shipping and Handling Costs

The Company records costs incurred in connection with shipping and handling products as cost of revenue. Amounts billed to customers in connection with these costs are included in revenues and are not material for any of the periods presented in the accompanying financial statements.

Contingencies

The Company is subject to proceedings, lawsuits and other claims related to patents, product and other matters. The Company assesses the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each situation or changes in settlement strategy in dealing with these matters.

Stock-Based Compensation

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation.” The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of FASB Statement No. 123 (SFAS 148). Had compensation expense for the Company’s stock option plans been determined based on the fair value at the grant date, consistent with the methodology prescribed by SFAS 148, the Company’s net income (loss) and net income (loss) per common share for the years ended December 31, 2005, 2004 and 2003 would have approximated the following pro forma amounts (in thousands, except per share data):

	Year Ended December 31,
	2005	2004	2003
Net income (loss), as reported	$9,747	$(3,855)	(15,446)
Deduct:
Total stock-based compensation expense determined using fair value based method for all awards, net of taxes	(4,278)	(2,609)	(2,403)
Net income (loss), pro forma	$5,469	$(6,464)	$(17,849)
Net income (loss) per common share:
Basic and diluted, as reported	$0.10	$(0.04)	$(0.17)
Basic and diluted, pro forma	$0.05	$(0.06)	$(0.19)

The fair value of each stock option included in the preceding pro forma amounts was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005		2004	2003
Risk-free interest rate	4.25%-4.3	0%	3.63%	3.24%
Expected life of option	4-5 years		5 years	5 years
Volatility	40.0%-80.0%		71.5%	104.9%
Expected dividend yield	0%		0%	0%

Earnings Per Share

Net income (loss) per share is calculated by dividing net income (loss) by the weighted-average shares outstanding during the period. The diluted net income (loss) per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

The following table sets forth the computation of basic and diluted average shares outstanding for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003
Net income (loss), as reported	$9,747	$(3,855)	$(15,446)
Weighted average shares outstanding:
Weighted average shares outstanding—basic	100,823	99,797	92,582
Effect of dilutive securities:
Stock options	307	—	—
Weighted average shares outstanding—diluted	101,130	99,797	92,582
Net income (loss) per share—basic and diluted	$0.10	$(0.04)	$(0.17)

Stock options to purchase shares of common stock for the years ended December 31, 2004 and 2003 were anti-dilutive and were excluded in the computation of diluted earnings per share due to the net losses for such periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Note 3—Acquisition of Bruker Optics

On July 1, 2006, the Company completed the acquisition of all of the outstanding stock of Bruker Optics in accordance with the terms of the stock purchase agreement dated as of April 17, 2006. The acquisition of Bruker Optics represented a business combination of companies under common control due to the majority ownership of both companies by five related individuals as an affiliated shareholder group. As a result, the acquisition, as it related to the shares owned by these affiliated shareholders (approximately 96%), will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value. The acquisition of the shares of the non-affiliated shareholders (approximately 4%) will be accounted for at the date of purchase, using the purchase method of accounting, or at fair value, in a manner similar to the acquisition of a minority interest. The excess purchase price of the interest not under common control over the fair value of the related net assets will be recorded as intangible assets and goodwill.

Upon completion of the acquisition, the Company paid an aggregate of $135 million of consideration to the Bruker Optics stockholders and holders of Bruker Optics stock options, of which approximately $79 million was paid in cash and approximately $56 million was paid in restricted unregistered shares of Company common stock.  $13.5 million of the cash payment to the Bruker Optics stockholders will be held in escrow until the later of (x) the thirtieth day following receipt by the Company of Bruker Optics’ audited financial statements for the fiscal year ended December 31, 2006, or (y) the resolution of any indemnification claim pending as of the receipt of such audited financial statements. In addition, $1.0 million of the cash payment to the Bruker Optics stockholders will be held in escrow until the later of (x) the twentieth day after the Company delivers a closing balance sheet to the Bruker Optics stockholders, which balance sheet is to be delivered within 90 days of the closing of the acquisition, or (y) the resolution of any objections to the balance sheet.

The fair value of the consideration paid for the acquisition of the minority interest was approximately $5.1 million, including cash of $4.7 million and common stock valued at $0.4 million. The value of the shares of common stock issued to the non-affiliated shareholder in connection with the merger was determined using a trailing average of the closing market prices of Bruker BioScience’s stock for a period of ten consecutive trading days ending three days prior to the closing of the acquisition, which occurred on July 1, 2006.

The incremental effect, which represents the total contribution from Bruker Optics, of the change in reporting entity for all periods presented is as follows (in thousands, except per share data):

	Year Ended December 31,
	2005	2004	2003
Revenue	$78,701	$74,151	$60,047
Income before income tax provision and minority interest in consolidated subsidiaries	9,944	6,644	3,609
Net income	6,251	3,976	2,135
Net income per share - basic and diluted	$0.06	$0.04	$0.02

Note 4—Other Acquisitions

In November 2005, the Company acquired Roentec AG (“Roentec”), an X-ray microanalysis instrumentation company based in Berlin, Germany. The aggregate initial purchase price of $4.4 million was funded with $0.9 million of restricted stock of the Company, and the reminder with cash on hand. Additional consideration, in the amount of approximately $2.0 million, may be paid in the future based on the 2006 and 2007 revenue performance of Roentec. If these payments are required, they will be comprised of either, at the option of the Company, 50% restricted stock of the Company and 50% cash, or 100% cash. The allocation of the purchase price for Roentec has been made based upon management estimates and third party valuations that have not been finalized and revisions may be necessary. The results of Roentec AG have been included in the Bruker AXS segment from the date of acquisition.

In November 2005, the Company acquired the X-ray microanalysis business of Princeton Gamma-Tech Instruments, Inc. (“PGT”), a company located in Rocky Hill, New Jersey. The aggregate purchase price for PGT was $2.0 million and was funded with cash on hand. The results of PGT have been included in the Bruker AXS segment from the date of acquisition.

The Company merged with the former Bruker AXS Inc. on July 1, 2003, with the Company surviving the merger. Upon closing of the merger, each outstanding share of common stock of Bruker AXS was converted into the right to receive, at the election of the holder, either 0.63 of a share of the Company’s common stock or consideration intended to be of substantially equivalent value, payable 75% in the Company’s common stock and 25% in cash.

The merger represented a business combination of companies under common control due to the majority ownership of both companies by five related individuals as an affiliated shareholder group. As a result, the merger, as it related to the shares owned by these affiliated shareholders (approximately 69%), was accounted for in a manner similar to a pooling-of-interest, or at historical carrying value. The acquisition of the shares of the non-affiliated shareholders (approximately 31%) was accounted for using the purchase method of accounting, or at fair value, in a manner similar to the acquisition of a minority interest. The excess purchase price of the interest not under common control over the fair value of the related net assets was recorded as goodwill.

The fair value of the consideration paid for the acquisition of the minority interest was approximately $38.1 million, including cash of $5.4 million, common stock valued at $28.5 million, stock options valued at $3.0 million and merger transaction costs of $1.2 million. The value of the 9.66 million shares of common stock issued to non-affiliated shareholders in connection with the merger was determined using the closing market price of the former Bruker Daltonics Inc’s stock on the date the terms of the merger were agreed to and announced. The fair value of each stock option issued was determined using the Black-Scholes option-pricing model.

The Company engaged a third party valuation firm to assist management in appraising the fair value of certain assets acquired. The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition of the minority interest (in thousands):

Current assets	$108,326
Property, plant and equipment	23,245
Intangible assets	9,383
Other assets	2,481
Total assets	143,435
Current liabilities	39,217
Long-term debt	9,304
Other liabilities	6,328
Minority interest	125
Total liabilities assumed	54,974
Net assets	88,461
Minority interest percentage	31%
Net assets acquired	27,423
Goodwill	10,739
Total purchase price	$38,162

The purchase price for the 31% minority interest acquired was allocated to the net assets acquired on a pro rata basis in accordance with SFAS No. 141, “Business Combinations.” Accordingly, intangible assets acquired were allocated as follows: $1.5 million to existing technology and related patents which have an estimated weighted-average useful life of four years, $0.3 million to customer relationships which have a weighted-average useful life of five years and $0.3 million to trade names which have a weighted-average useful life of ten years. In addition, $2.5 million of acquired intangible assets was assigned to in-process research and development projects that were written off at the date of acquisition in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

The projects that qualified as acquired in-process research and development projects were those that had not yet reached technology feasibility and for which no future alternative uses existed. The value assigned to the in-process research and development projects was determined using a discounted probable future cash flow analysis. Financial assumptions used to estimate the future cash flows were based on pricing, margins and expense levels from those historically realized by Bruker AXS. A discount rate of 45% was utilized to discount the net cash flows generated from the acquired in-process research and development. The estimates used in valuing the acquired in-process research and development were based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. As of December 31, 2005, these projects were complete.

The $10.7 million of goodwill acquired from Bruker AXS in connection with the merger was assigned to the Company’s Bruker AXS subsidiary, a reportable operating segment, and will not be deductible for tax purposes since the merger was a tax-free merger.

In conjunction with the merger, the Company formulated a plan to consolidate production and exit certain activities in its life science X-ray business. The production capacity for the life science X-ray systems produced at the Bruker Nonius facility in Delft, Netherlands, was outsourced or absorbed within other facilities throughout the Company. As a result of these restructuring activities, upon closing of the merger the Company recorded approximately $2.2 million in purchase accounting liabilities and reserves. Approximately, $1.5 million, or 69%, of the purchase accounting liabilities and reserves were charged to operations and the remaining $0.7 million, or 31%, was included in the allocation of the purchase price as goodwill. The purchase accounting liabilities and reserves included $0.8 million of severance costs for approximately 19 employees, $1.0 million as a reserve for inventory that will no longer be used in production, and $0.4 million of costs to upgrade X-ray systems that will no longer be produced and other miscellaneous restructuring costs. The remaining purchase accounting liabilities and reserves recorded in connection with these activities were not material as of December 31, 2005 and 2004.

In addition, upon closing the merger the Company wrote-off the remaining balance of goodwill of $1.5 million and trade names and trademarks of $0.2 million associated with the Bruker Nonius entity. Approximately, $1.2 million, or 69%, of the write-off of goodwill and trade names and trademarks was charged to operations and the remaining $0.5 million, or 31%, was included in the allocation of the purchase price as goodwill.

In April 2003, Bruker AXS acquired 51% of the outstanding common shares of Baltic Scientific Instruments Ltd. (BSI), a Riga, Latvia-based company. BSI focuses on solid state X-ray detector technology for materials research and elemental composition. The aggregate purchase price for BSI was approximately $0.3 million and was funded with cash on hand. In May 2003, BSI issued additional shares to Bruker AXS which increased the Company’s ownership to 75.5%. BSI’s minority shareholders did not receive additional shares in May 2003. The results of BSI have been included in the Bruker AXS segment from the date of acquisition.

Pro forma information to reflect the Roentec, PGT and BSI acquisitions has not been presented as the impact on revenues and net income (loss) and net income (loss) per common share would not have been material.

Note 5—Accounts Receivable

The following is a summary of trade accounts receivable at December 31, (in thousands):

	2005	2004
Gross accounts receivable	$71,723	$72,082
Allowance for doubtful accounts	(3,810)	(2,988)
Accounts receivable, net	$67,913	$69,094

Note 6—Inventories

Inventories consisted of the following as of December 31, (in thousands):

	2005	2004
Raw materials	$34,916	$37,581
Work-in process	33,367	41,305
Demonstration units	18,450	15,965
Finished goods	30,922	30,401
Total inventories	$117,655	$125,252

Demonstration units include systems located in the Company’s demonstration laboratories and at potential customer sites and are considered available for sale. Finished goods include in-transit systems that have been shipped to the Company’s customers but not yet installed and accepted by the customer. As of December 31, 2005 and 2004, inventory-in-transit was $25.2 and $21.6 million, respectively.

Note 7—Property, Plant and Equipment

The following is a summary of property, plant and equipment by major class of asset as of December 31, (in thousands):

	2005	2004
Land	$9,529	$10,496
Building and leasehold improvements	80,554	90,213
Machinery and equipment	60,617	63,963
	150,700	164,672
Less accumulated depreciation and amortization	(65,387)	(65,249)
Property, plant and equipment, net	$85,313	$99,423

Note 8—Goodwill and Other Intangible Assets

The following is a summary of other intangible assets subject to amortization as of December 31, (in thousands):

		2005			2004
	Useful	Gross		Net	Gross		Net
	Lives	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	in Years	Amount	Amortization	Amount	Amount	Amortization	Amount
Existing technology and related patents	4	$2,095	$(950)	$1,145	$1,520	$(570)	$950
Customer relationships	5	310	(156)	154	310	(93)	217
Trade names	10	310	(76)	234	310	(46)	264
Total amortizable intangible assets		$2,715	$(1,182)	$1,533	$2,140	$(709)	$1,431

For the years ended December 31, 2005, 2004 and 2003, the Company recorded amortization expense of approximately $0.5 million, $0.5 million and $0.2 million, respectively, related to other amortizable intangible assets.

The estimated future amortization expense related to other amortizable intangible assets is as follows (in thousands):

For the year ending December 31,	(in thousands)
2006	$617
2007	427
2008	205
2009	175
2010	109
Total	$1,533

The carrying amount of goodwill as of December 31, 2005 and 2004 was $17.5 million and $10.7 million, respectively, and is included in the Bruker AXS segment. The Company performs its annual test for indications of impairment as of December 31st each year. The Company completed its annual test for impairment as of December 31, 2005 and 2004 and determined that goodwill was not impaired at that time.

Note 9—Other Current Liabilities

The following is a summary of accrued and other current liabilities as of December 31 (in thousands):

	2005	2004
Accrued compensation	$17,832	$17,057
Deferred revenue	10,396	7,682
Accrued warranty	9,326	10,657
Current portion of deferred tax liability	6,998	7,442
Income taxes payable	12,229	5,010
Fair value liability of derivative instruments	2,988	—
Accrued expenses	17,115	15,344
Total other current liabilities	$76,884	$63,192

The Company typically provides a one-year parts and labor warranty with the purchase of equipment. The anticipated cost for this one-year warranty is accrued upon recognition of the sale and is included as a current liability on the balance sheet. The Company also offers to its customers warranty and service agreements extending beyond the initial year of warranty for a fee. These fees are recorded as deferred revenue and amortized into income over the life of the extended warranty contract.

Warranty accrual at December 31, 2003	$7,775
Accruals for warranties issued during the period	12,481
Settlements of warranty claims	(10,095)
Foreign currency impact	496
Warranty accrual at December 31, 2004	10,657
Accruals for warranties issued during the period	10,969
Settlements of warranty claims	(11,498)
Foreign currency impact	(802)
Warranty accrual at December 31, 2005	$9,326

Note 10—Debt

The Company’s debt obligations consist of the following as of December 31, 2005 and 2004 (in thousands):

	2005	2004
Two Euro bank loans at fixed rate of 4.65%, collateralized by land and buildings of Bruker Daltonik GmbH, monthly interest payments, due and payable through 2008	$9,353	$10,462
Euro bank loan at fixed rate of 3.05%, collateralized by land and buildings of Bruker Daltonik GmbH, monthly interest payments, due and payable through 2008	4,145	4,774
Euro bank loan at fixed rate of 2.95%, collateralized by land and buildings of Bruker Daltonik GmbH, monthly principal and interest payments due and payable through 2008	2,647	3,739
Japanese Yen bank loan at fixed rate of 1.50%, uncollateralized, quarterly principal and interest payments due and payable through 2005	—	480
Japanese Yen bank loan at fixed rate of 1.19%, uncollateralized, quarterly principal and interest payments due and payable through June 2006	287	987
Euro mortgage loan at 6-month European Interbank Offered Rate (EURIBOR) (2.64% at December 31, 2005) plus 1.00%, collateralized by a building located in Karlsruhe, Germany, biannual principal and interest payments due and payable through October 2017	3,067	5,993
Euro mortgage loan at 6-month European Interbank Offered Rate (EURIBOR) (2.51% at December 31, 2005) plus 0.75%, collateralized by a building located in Ettlingen, Germany, biannual principal and interest payments due and payable through October 2011	4,784	6,384
State of Wisconsin industrial revenue bonds at variable interest rate based on the Bond Market Association Municipal SWAP Index (3.51% at December 31, 2005), collateralized by an irrevocable letter of credit, annual principal payments and monthly interest payments, due and payable through December 2013	1,850	2,030
Japanese Yen bank loan at a fixed rate of 1.7%, uncollateralized, quarterly principal and interest payments due and payable through 2009	893	1,317
Two Euro bank loans at fixed rates of 4.65% and 8.01%, respectively, collateralized by certain Bruker AXS accounts receivables, biannual principal payments and quarterly interest payments, due and payable through March 2013	285	—
Note payable to stockholder at a fixed interest rate of 4.68% due July 2006	—	1,000
Total long-term debt	27,311	37,166
Less: current portion of long-term debt	(2,241)	(3,329)
Total long-term debt, less current portion	$25,070	$33,837

Annual maturities of long-term debt are as follows:

2006	$2,241
2007	1,700
2008	15,326
2009	1,711
2010	4,245
Thereafter	2,088
Total	$27,311

The State of Wisconsin industrial revenue bonds (IRB) were entered into in 1999 in connection with the construction of Bruker AXS’ building in Madison, Wisconsin. Bruker AXS has an interest rate swap associated with the IRB which has been designated as a hedge. Bruker AXS pays a 4.60% fixed rate of interest and receives a variable rate of interest based on the Bond Market Association Municipal Swap Index. The contract has a $2.0 million notional value which decreases in conjunction with the IRB payment schedule until the swap and IRB agreements terminate in December 2013. The fair value of the swap, obtained from dealer quotes, resulted in a loss of $0.1 million during each of the years ended December 31, 2005 and 2004. Interest payments receivable and payable under the terms of the swap are accrued over the period and are treated as an adjustment to interest expense. The letter of credit is renewable upon mutual agreement of Bruker AXS and the financial institution. If the letter of credit is not renewed and Bruker AXS is unable to obtain a similar letter of credit with another financial institution, the IRB may be callable at the option of the bond trustee. The Company’s outstanding letter of credit expires in December 2006 and is collateralized by substantially all of the assets of Bruker AXS. The letter of credit contains various financial and other covenants. As of December 31, 2005, the latest measurement date, the Company was not in compliance with the required debt service coverage ratio associated with the IRB. On February 10, 2006, the Company received from the holder of the debt a limited waiver for the quarterly measurement period ending December 31, 2005.

The Company maintains lines of credit at financial institutions in the United States, Germany, Japan and France with an aggregate maximum credit amount of approximately $42.7 million and $39.8 million at December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, the Company had outstanding borrowings of approximately $7.3 million and $10.7 million, respectively, and availability taking into consideration outstanding letters of credit of approximately $25.2 million and $21.2 million, respectively. For the lines of credit in the United States, the Company entered into a demand revolving line of credit agreements with Citizens Bank in the aggregate amount of $7.5 million. These lines, which are secured by certain inventory, receivables and equipment in the United States, are used to provide working capital and expire in June 2006. Interest on these lines of credit is at either LIBOR plus 175 basis points or the Prime Rate. The Company elects the method of interest calculation at the time the line of credit is drawn down, provided that any LIBOR-based draws must be in $0.1 million multiples. There is no commitment fee on the unused portion of these lines of credit. As of December 31, 2005 and 2004, $7.2 million and $7.2 million, respectively, of the United States lines of credit were available. For the lines of credit in Germany, which are unsecured, interest is paid monthly on outstanding borrowings based on the banks’ variable interest rates, which were between 6.00%-8.75% at December 31, 2005. For the lines of credit in Japan, the interest rates were between 0.90% and 1.75% at December 31, 2005, and these lines of credit have no maturity date and are uncollateralized. For the line of credit in France, which is unsecured, interest is paid monthly on outstanding borrowings based on the a floating rate used by French institutions (TMM) of TMM plus 0.75%, which was 3.17% at December 31, 2005.

Interest expense for the years ended December 31, 2005, 2004 and 2003 was $3.4 million, $2.8 million and $2.3 million, respectively.

Note 11—Derivative Instruments and Hedging Activities

The Company is party to interest and cross currency rate swaps in order to minimize the volatility that changes in interest and foreign currency rates might have on earnings and cash flows. The Company has also entered into foreign exchange rate contracts in order to minimize the volatility that fluctuations in currency exchange rates will have on the Company’s cash flows related to purchases and sales denominated in foreign currencies.

The Company has an interest rate swap arrangement to pay a 4.60% fixed rate of interest and receive a variable rate of interest based on the Bond Market Association Municipal Swap Index on a $2.0 million notional amount. This contract was considered to be an effective hedge against changes in the amount of future cash flows associated with the Company’s interest payments related to its variable rate debt obligations until December 31, 2002 and, accordingly, changes in the fair value of this contract were deferred in shareholders’ equity as a component of comprehensive income (loss). Effective January 1, 2003, the Company determined that this interest rate swap was no longer effective (as defined by SFAS No. 133) in offsetting the change in interest cash flows being hedged and, accordingly, the changes in the swap’s fair value are being recorded in current earnings in interest and other income (expense) in the consolidated statements of operations. The amount to be recognized in earnings within the next twelve months is not expected to be significant. The fair value of the instrument was a liability of $0.1 million as of December 31, 2005 and 2004 and the fair value was obtained from dealer quotes.

In 2002, the Company entered into a cross currency interest rate swap, with a notional value of EURO 5.0 million. Under this agreement, the Company receives semiannual interest payments in EUROs based on a variable interest rate equal to the six-month EURIBOR rate in exchange for semiannual payments in Swiss francs at a fixed rate of 4.97%. The instrument is considered a speculative derivative financial instrument, and as such, does not qualify for hedge accounting under SFAS No. 133. Accordingly, the instrument is marked-to-market with the corresponding gains and losses recorded in other expense in the current period.  As of December 31, 2005 and 2004, the interest rate swap had unfavorable fair values of $0.3 million and $0.5 million, respectively.  In 2002, the Company also entered into a cross currency interest rate swap and an interest rate swap, which are currently not designated as hedges. The cross currency interest rate swap of 2.0 million Euros secures a fixed rate of 1.75% per annum payable in Japanese yen until January 4, 2012. The interest rate swap of 3.0 million Euros reduces the 6-month EURIBOR rate by 1.80% per annum until January 4, 2007. The Company entered into the financial instruments to manage its exposure to interest rates and foreign exchange risk. Fluctuations in the fair value of these instruments are recorded in interest and other income (expense), net.

At December 31, 2005, the Company had option and forward currency exchange contracts, both having maturities of less than 12 months, with notional amounts aggregating $14.0 million and an additional $5.0 million extended into 2007. The contracts involved the purchase of EURO currency at fixed U.S. dollar amounts. The notional amounts of the contracts are intended to hedge receivables in U.S. dollars. These transactions do not qualify for hedge accounting under SFAS No. 133. Accordingly, the instruments are marked-to-market with the corresponding gains and losses recorded in other expense in the current period.  At the end of each reporting period, the Company obtains third-party verification as to the fair value of these instruments. As of December 31, 2005 and 2004, the currency exchange contracts had an unfavorable fair value of $2.7 million and favorable fair value of $0.5 million, respectively. The instruments’ fair market values are recorded net of each other in the accompanying balance sheets. The unfavorable net value of $3.0 million is recorded in other current liabilities as of December 31, 2005. The favorable net value of $0.1 million is recorded in prepaid and other current assets as of December 31, 2004.  In connection with these instruments, the Company recorded a net loss of $2.8 million and a net gain of $0.1 million during 2005 and 2004, respectively. The net loss and gain were recorded in other expense.

The notional amount of the financial instruments not designated as hedges was approximately $34.5 million and $35.9 million at December 31, 2005 and 2004, respectively. Financial instruments not designated as hedges are considered speculative and fluctuations in the fair value of the instruments are recorded in interest and other income (expense), net. The fair value of the instruments appreciated (depreciated) ($2.7) million, $0.1 million and $1.2 million during the years ended December 31, 2005, 2004 and 2003, respectively. The aggregate fair value of speculative derivative instruments was a liability of $(3.0) million and $(0.2) million as of December 31, 2005 and 2004, respectively.

Note 12—Income Taxes

The domestic and foreign components of income (loss) before income taxes are as follows for the years ended December 31 (in thousands):

	2005	2004	2003
Domestic	$(5,850)	$(10,949)	$(18,259)
Foreign	27,492	12,696	13,142
	$21,642	$1,747	$(5,117)

The components of the income tax provision are as follows for the years ended December 31 (in thousands):

	2005	2004	2003
Current income tax expense:
Federal	$130	$34	$588
State	81	71	246
Foreign	12,959	4,510	7,162
Total current income tax expense	13,170	4,615	7,996
Deferred income tax (benefit) expense
Federal	(316)	16	2,006
State	(93)	5	760
Foreign	(906)	897	420
Total deferred	(1,315)	918	3,186
Income tax provision	$11,855	$5,533	$11,182

A reconciliation of the United States federal statutory tax rate to the effective income tax rate is as follows for the years ended December 31:

	2005	2004	2003
Statutory tax rate	34.0%	34.0%	(34.0)%
Merger costs	—	—	16.1
Foreign subsidiary dividends	3.6	—	—
State income taxes, net of federal benefit	(0.3)	2.9	6.5
Research and development credits	(3.9)	(16.0)	(5.9)
Acquired in-process research and development	—	—	16.3
Foreign tax rate differential	6.2	8.6	21.3
Tax contingency	0.5	(24.4)	0.9
Permanent differences	(0.3)	8.6	0.3
Branch income (loss)	(1.9)	(14.8)	—
Other	0.6	0.4	0.5
Effective tax rate before valuation allowance	38.5	(0.7)	22.0
Change in valuation allowance for unbenefited losses	16.3	317.4	196.5
Effective tax rate	54.8%	316.7%	218.5%

The tax effects of temporary items that give rise to significant portions of the deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2005	2004
Deferred tax assets:
Accounts receivable	$459	$282
Investment write-down	5,300	5,300
Inventory	6,232	4,820
Compensation	1,078	1,187
Intangible assets	1,525	1,571
Warranty reserve	907	1,045
R & D and other tax credit carryforwards	3,512	2,670
Net operating loss carryforwards	12,843	11,367
Accrued expenses	258	919
Other	1,978	967
Gross deferred tax assets	34,092	30,128
Less valuation allowance	(25,662)	(22,376)
Total deferred tax assets	8,430	7,752
Deferred tax liabilities:
Foreign statutory reserves	(10,537)	(12,003)
Excess tax over book depreciation	(3,231)	(4,111)
Purchase accounting intangibles	(450)	—
Other	(1,258)	(1,437)
Total deferred tax liabilities	(15,476)	(17,551)
Net deferred tax liability	$(7,046)	$(9,799)

The valuation allowance was determined in accordance with the provision of SFAS No. 109, “Accounting for Income Taxes,” which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. During 2004 and 2005, the Company fully reserved all U.S. net deferred tax assets, which are predominantly net operating losses and tax credit carryforwards. Cumulative losses incurred in the U.S. jurisdiction as of December 31, 2004 and 2005, represented sufficient negative evidence to record a valuation allowance under SFAS 109. The Company intends to maintain a full valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance.

As of December 31, 2005, the Company has approximately $34.5 million of primarily U.S. net operating loss carryforwards available to reduce future taxable income. These U.S. net operating losses have various expiration dates through 2025. The Company also has tax credits of approximately $3.5 million available to offset future tax liabilities that expire at various dates through 2025. Undistributed earnings of foreign subsidiaries aggregated approximately $60.3 million at December 31, 2005.

On October 22, 2004, the American Jobs Creation Act (AJCA) was signed into law and includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. Bruker Optics repatriated approximately $1.2 million in 2005 and $0.6 million in 2004 and recognized a related tax expense of $0.1 million in 2005.

The Company acquired $1.4 million of net operating losses with its acquisition of Roentec in November 2005. A full valuation allowance was provided for in the purchase price allocation as the utilization of the net operating loss could not be assured. If the Company subsequently realizes the tax benefit of approximately $0.5 million, this benefit will be recorded as an adjustment to goodwill.

Note 13—Employee Benefit Plans

The Company maintains or sponsors various defined contribution plans and a defined benefit retirement plan that cover certain domestic and international employees. The Company may make contributions to these plans at its discretion. Retirement benefits earned are generally based on years of service and compensation during active employment. Eligibility is generally determined in accordance with local statutory requirements. However, the level of benefits and terms of vesting may vary among plans. The Company contributed approximately $1.3 million, $1.3 million and $1.0 million to such plans in 2005, 2004 and 2003, respectively.

Substantially all of the Bruker AXS GmbH employees, who were employed by the Company on September 30, 1997, participate in a defined benefit pension plan. The plan provides pension benefits based upon average salary and years of service. The Company has elected to recognize the impact on the projected benefit obligation when actual experience differs from actuarial assumptions on an immediate basis. The Company recognized actuarial losses (gains) of approximately $3,000 and $0.2 million during the years ended December 31, 2004 and 2003, respectively and no gain or loss was recognized during the year ended December 31, 2005.

The changes in benefit obligations and plan assets under the defined benefit pension plans, accumulated benefit obligations and funded status of the plan were as follows at December 31 (in thousands):

	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$8,082	$6,778
Service cost	820	626
Interest cost	381	351
Benefits paid	(29)	(3)
Recognized actuarial loss (gain)	194	(270)
Currency translation adjustment	(1,149)	600
Benefit obligation at end of year	8,299	8,082
Change in plan assets
Fair value of plan assets at beginning of year	—	—
Employer contribution	29	3
Benefits paid	(29)	(3)
Fair value of plan assets at end of year	—	—
Funded status	(8,299)	(8,082)
Unrecognized gains	(151)	(383)
Accrued benefit cost	$(8,450)	$(8,465)
Accumulated benefit obligation	$(8,518)	$(8,104)

Weighted-average assumptions used to determine the projected benefit obligations for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Discount rate	4.25%	5.00%	5.50%
Expected return on assets	0.00%	0.00%	0.00%
Rate of compensation increase	2.50%	3.00%	3.00%

The net periodic pension benefit cost includes the following components for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003
Components of net periodic benefit cost
Service cost	$632	$626	$496
Interest cost	381	351	303
Recognized actuarial loss (gain)	—	3	143
Amortization	(15)	(15)	(14)
Net periodic benefit cost	$998	$965	$928

To date, the Company has not funded the plan and is not required to make contributions during 2006. The Company expects to pay the following in benefits over the next five years under the plan (in thousands):

2006	199
2007	85
2008	147
2009	149
2010	78
Total	658

Note 14—Commitments and Contingencies

Operating Leases

Certain vehicles, office equipment and buildings are leased under agreements that are accounted for as operating leases. Total rental expense under operating leases was $2.6 million, $2.5 million and $2.4 million during the years ended December 31, 2005, 2004 and 2003, respectively. Future minimum lease payments under non-cancelable operating leases at December 31, 2005 for each of the next five years and thereafter are as follows (in thousands):

2006	$2,521
2007	2,138
2008	1,823
2009	1,687
2010	1,430
Thereafter	900
Total minimum lease payments	$10,499

License Agreements

The Company has entered into license agreements allowing it to utilize certain patents. If these patents are used in connection with a commercial product sale, the Company pays royalties ranging from 0.15% to 5.00% on the related product revenues. Licensing fees for the years ended December 31, 2005, 2004 and 2003 were approximately $1.0 million, $0.9 million and $0.8 million, respectively.

Grants

The Company’s wholly-owned subsidiary, Bruker Daltonik GmbH, is the recipient of grants from German government authorities. The grants were made in connection with the Company’s development of specific spectrometers and components of spectrometers. Total grants awarded to date amount to $9.4 million and the agreement under which these grants have been awarded expires in December 2006. Amounts received under these grants during 2005, 2004 and 2003 totaled $2.0 million, $1.8 million and $1.3 million, respectively, and are classified in other revenue. Total expenditures related to these grants were approximately $3.9 million, $4.0 million and $3.1 million in 2005, 2004 and 2003, respectively.

The Company’s wholly-owned subsidiary, Bruker Daltonics, is the recipient of a grant from an agency of the United States government. The grant was made in direct connection with the Company’s development of a standalone monitor for chemical agents. All grants awarded to date occurred during 2004 and totaled $0.5 million. The agreement under which this grant was awarded was completed in December 2004. Total expenditures related to this grant approximate grant revenues received.

The Company’s wholly-owned subsidiary, Bruker Optik GmbH, is the recipient of certain grants from the German government.  The grants were made in connection with the Company’s development of specific advanced vibrational spectroscopy equipment.  Total awards granted to date total $1.4 million.  Amounts received under these grants during 2005, 2004 and 2003 totaled $0.3 million, $0.1 million and $0.1 million, respectively, and are classified in other revenue.  Total expenditures related to these grants approximated the grant revenues received.

Legal

Lawsuits, claims and proceedings of a nature considered normal to its businesses may be pending from time to time against the Company. The Company believes the outcome of these proceedings, if any, will not have a material impact on the Company’s financial position or results of operations. As of December 31, 2005 and 2004, no accruals have been recorded for such potential contingencies.

Letters of Credit and Guarantees

At December 31, 2005 and 2004, the Company had bank guarantees of $10.2 million and $7.9 million, respectively, for its customer advances. These guarantees affect the availability of its lines of credit.

Indemnifications

The Company enters into standard indemnification arrangements in the Company’s ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to: indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and obtain directors’ and officers’ insurance if available on reasonable terms, which the Company currently has in place.

Note 15—Shareholders’ Equity

Public Offerings of Common Stock

In April 2004, the Company and a group of selling stockholders completed a public offering of 17,250,000 shares of its common stock, of which 3,450,000 were sold by the Company and 13,800,000 were sold by four selling stockholders, at $4.50 per share, generating net proceeds of approximately $14.4 million to the Company and approximately $58.2 million to the selling stockholders, in the aggregate.

In December 2001, the former Bruker AXS Inc. issued and sold 9,000,000 shares of its common stock for $58,500,000 (or $6.50 per share) in conjunction with its initial public offering. Upon the closing of the initial public offering, all 5,625,000 shares of redeemable preferred stock converted into 6,923,077 shares of common stock. As a result of the merger between the Company and Bruker AXS Inc., the 9,000,000 shares of Bruker AXS Inc. common stock issued in Bruker AXS Inc.’s initial public offering and the 6,923,077 shares of Bruker AXS Inc. common stock issued upon conversion of the Bruker AXS redeemable preferred stock upon the closing of the initial public offering were converted to 3,912,300 and 3,009,462 of Company shares, respectively. In January 2002, the underwriters of the initial public offering exercised an over-allotment option. As a result Bruker AXS Inc. issued and sold 1,350,000 shares of its common stock for $8,775,000 (or $6.50 per share). As a result of the merger, these shares were converted to 586,545 shares of the Company’s common stock.

Issuance of Restricted Stock

In November 2005, the Company issued 209,271 shares of restricted stock in connection with the acquisition of Roentec AG. The restrictions are time based and will expire ratably as the shares vest over a period of three years.

Blank Check Preferred Stock

As of December 31, 2005, 5,000,000 shares of Blank Check Preferred Stock with a stated par value of $0.01 per share have been authorized, none of which have been issued.

Redeemable Preferred Stock

In 2001, the former Bruker AXS Inc. authorized and sold 5,625,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, at a price of $4.00 per share (“Series A Preferred”). Gross proceeds which totaled $22.5 million were used to pay down related party debt and third party lines of credit in full.

Upon closing of the Bruker AXS Inc.’s initial public offering in December 2001, all the Series A Preferred was converted into common stock and an additional 1,298,077 shares were issued due to a beneficial conversion feature resulting in total conversion shares of 6,923,077.

In addition, in connection with the completion of Bruker AXS Inc.’s initial public offering, the preferred shareholders were entitled to certain rights with respect to registration of their 6,923,077 shares of common stock. Under the terms of these rights, if the Company proposes to register any of its securities under the Securities Act, either for the Company’s own account or for the account of other security holders exercising registration rights, the holders of the 6,923,077 common shares are entitled to notice of the registration and to include their shares of common stock in the registration at the Company’s expense. Additionally, the holders of these shares are entitled to demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company’s expense with respect to their shares of common stock. Further, the holders of these shares may require the Company to file additional registration statements on Form S-3 at the Company’s expense. All of these registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. These registration rights terminate five years after the closing of the initial public offering. In connection with the 2004 public offering, no registered rights were exercised. Accordingly, as of December 31, 2005, the number of shares for which registration rights exist total 6,923,077.

Stock Repurchase Programs

In August 2002, the Board of Directors of the former Bruker Daltonics Inc. approved a stock repurchase program authorizing the repurchase of up to 1,000,000 shares of its common stock. Such purchases may be made from time to time in the open market, through privately negotiated transactions or through block purchases. Pursuant to this program, in 2002, the Company repurchased 457,200 shares of its common stock at an average price of $5.10 per share. In April 2004, these shares were sold as part of the public offering of the Company’s common stock.

Dividends

The terms of some of the Company’s indebtedness restrict its ability to pay dividends to its shareholders.

Stock Plans

In 2000, the Board of Directors adopted and the stockholders approved the 2000 Stock Option Plan. The 2000 Stock Option Plan provides for the issuance of up to 2,200,000 shares of common stock in connection with awards under the Plan. The 2000 Stock Option Plan allows a committee of the Board of Directors (the “Committee”) to grant incentive stock options, non-qualified stock options, stock appreciation rights and stock awards (including the use of restricted stock and phantom shares). The Committee has the authority to determine which employees will receive the rewards, the amount of the awards and other terms and conditions of the award. Awards granted by the Committee typically vest over a period of three-to-five years.

On July 1, 2003, the Board of Directors adopted the stockholders approval to amend and restate the 2000 Stock Option Plan to change the plan name and increase the number of shares available for issuance. The name of the amended plan is Bruker BioSciences Corporation Amended and Restated 2000 Stock Option Plan (the “Plan”). The amendment also registered 4,132,000 additional shares of common stock of the Company issuable pursuant to the Company’s Plan originally adopted in 2000. The total number of shares issuable under the Plan is 6,320,000, of which 2,188,000 shares were previously registered on Form S-8 (Reg. No. 333-47836).

Stock option activity for the years ended December 31, 2005, 2004 and 2003 was as follows:

		Weighted
	Shares	Average
	Subject to	Option
	Options	Price
Outstanding, December 31, 2002	2,674,622	$7.32
Granted	503,125	3.84
Exercised	(4,473)	2.91
Forfeited	(78,272)	6.86
Outstanding, December 31, 2003	3,095,002	6.77
Granted	835,500	4.69
Exercised	(14,853)	3.82
Forfeited	(136,404)	5.37
Outstanding, December 31, 2004	3,779,245	6.39
Granted	18,250	3.83
Exercised	(124,121)	3.04
Forfeited	(96,506)	6.95
Outstanding, December 31, 2005	3,576,868	$6.43

The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$2.12-3.97	942,714	7.5	$3.20	559,776	$3.08
3.98-5.81	1,373,347	7.3	5.10	1,319,759	5.11
5.82-9.53	623,458	5.0	6.81	623,458	6.81
9.54-12.22	263,349	5.2	10.97	263,349	10.97
12.23-19.89	374,000	4.7	15.61	374,000	15.61
	3,576,868	6.8	$6.43	3,140,342	$6.83

The Company has recorded compensation expense of $27,500, $37,052 and $17,395 during the years ended December 31, 2005, 2004 and 2003, respectively, for stock options granted to non-employees. Compensation expense is amortized on a straight-line basis over the underlying vesting terms. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model.

Accelerated Vesting of Unvested Stock Options

On October 3, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that were held by current employees, officers and directors of the Company, which had an exercise price per share equal to or greater than $4.64 (the closing market price of the Company’s common stock on October 3, 2005). The primary purpose of the accelerated vesting is to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, upon the adoption of FASB Statement (“SFAS”) No. 123R (“SFAS 123R”), “Share-Based Payment,” as of January 1, 2006. Options to purchase 857,923 shares of common stock were subject to this acceleration. Because these options had exercise prices in excess of current market values, or are “underwater,” they were not fully achieving their original objectives of incentive compensation and employee retention. The Company believes that the acceleration of these underwater options may have a positive effect on employee morale and retention. Under the accounting for stock options in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation,” the acceleration of the vesting of these options did not result in a compensation charge because the exercise prices of the affected options, which have not been modified, was greater than the closing price of the Company’s common stock on the date the event occurred. The Company has estimated the pre-tax charge to be eliminated from future accounting periods was approximately $3.7 million.

Note 16—Business Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas and major customers. The Company evaluated its business activities that are regularly reviewed by the Chief Executive Officer for which discrete financial information is available. As a result of this evaluation, the Company determined that each of its subsidiaries, Bruker Daltonics, Bruker AXS, and Bruker Optics, is a reportable operating segment.

Bruker Daltonics is in the business of manufacturing and distributing mass spectrometry instruments that can be integrated and used along with other analytical instruments. Bruker AXS is in the business of manufacturing and distributing advanced X-ray instrumentation used in non-destructive molecular and elemental analysis in academic, research and industrial applications. Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technologies. Bruker BioSciences Corporation, the parent company of Bruker Daltonics, Bruker AXS and Bruker Optics, is the corporate entity that holds excess cash and short-term investments and incurs certain public company costs.

Selected business segment information for the years ended December 31, 2005, 2004 and 2003 is presented below (in thousands):

	Revenue			Operating Income (Loss)
	2005	2004	2003	2005	2004	2003
Bruker Daltonics	$161,355	$152,592	$146,749	$12,430	$4,063	$2,558
Bruker AXS	137,357	132,622	113,930	1,059	(1,744)	(11,828)
Bruker Optics	78,701	74,151	60,047	12,035	7,712	4,048
Eliminations	(5,160)	(2,376)	(758)	(251)	—	(44)
Corporate	—	—	—	(2,851)	(3,437)	(411)
Total	$372,253	$356,989	$319,968	$22,422	$6,594	$(5,677)

Total assets, capital expenditures and depreciation and amortization by segment for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	Assets			Capital Expenditures			Depreciation and Amortization
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Bruker Daltonics	$189,790	$195,995	$181,899	$1,622	$4,887	$2,532	$5,025	$5,733	$6,297
Bruker AXS	129,113	131,476	113,906	1,590	2,377	2,959	3,583	4,060	4,081
Bruker Optics	64,592	57,607	50,698	1,579	2,787	3,043	1,898	1,408	1,678
Corporate	235,529	229,841	215,421	—	—	—	—	—	—
Eliminations	(195,382)	(186,202)	(160,222)	—	—	—	—	—	—
Total	$423,642	$428,717	$401,702	$4,791	$10,051	$8,534	$10,506	$11,201	$12,056

Long-lived assets and revenue by geographical area as of and for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	Revenue
	2005	2004	2003
North America	$92,548	$88,718	$69,738
Germany	153,012	142,461	121,448
Japan	45,546	43,005	37,707
Other	81,147	82,805	91,075
Total	$372,253	$356,989	$319,968

	Long-Lived Assets
	2005	2004
North America	$19,699	$20,778
Germany	61,661	73,093
Japan	1,121	1,434
Other	2,832	4,118
Total	$85,313	$99,423

Other locations primarily include, among others, the United Kingdom, France, Italy, Spain, Belgium, The Netherlands, Scandinavia, Poland, Russia, Hungary, Slovenia, Switzerland and Austria.

Note 17—Income Statement Components

Reversal of Liability Accrual

During the year ended December 31, 2001, the Company established a reserve of $1.9 million for the possible imposition of estimated liquidated damages pursuant to a contract with the U.K. Ministry of Defense (the “MOD”). The accrual represented the projected additional costs for rework and retesting on the contract due to various technical problems associated with meeting contractual requirements. During the year ended December 31, 2003, the Company’s Swiss and German subsidiaries delivered product to the MOD which met the specifications of the contract. Upon delivery of the product, the MOD agreed not to pursue any further claims for liquidated damages, other than those previously paid pursuant to the contract, and Bruker Daltonics agreed not to pursue any claims for the recovery of additional research and development expenses incurred in connection with the contract. As a result, the reserves associated with the MOD contract of $1.9 million were reversed during the year ended December 31, 2003.

Special Charges

The components of special charges for the year ended December 31, 2003 were as follows (in thousands):

2003
Merger transaction costs	$6,357
Acquired research and development	2,482
Restructuring charges	895
Write-off of goodwill and other intangible assets	1,223
Impairment of acquired assets	717
Other special charges	$11,674

Other Income (Expense), Net

The components of interest and other income (expense), net for the years ended December 31, 2005, 2004 and 2003 were as follows (in thousands):

	2005	2004	2003
Interest income	$2,566	$1,694	$1,395
Interest expense	(2,059)	(2,751)	(2,288)
Exchange gains (losses) on foreign currency transactions	1,308	(1,392)	386
(Depreciation) appreciation of the fair value of derivative
financial instruments	(2,675)	60	1,246
Loss on disposal of equipment	—	(3)	(179)
Other expense	80	(133)	—
Write- off of investments	—	(2,322)	—
Interest and other income (expense), net	$(780)	$(4,847)	$560

Affinium Pharmaceuticals, Inc

In 2001, the Company acquired 738,008 shares of Series IIA Preferred Stock of Affinium Pharmaceuticals, Inc. (formerly Integrative Proteomics, Inc.) in exchange for approximately $1 million in cash and 64,650 shares of the Company’s common stock. The acquired securities were included in investments in other companies and were accounted for under the cost method. Due to the uncertain outlook of Affinium Pharmaceuticals, management concluded that the investment suffered an impairment that was deemed to be other than temporary. As such, the Company recorded charges of $0.7 million to earnings in 2004 to write-off the investment in Affinium Pharmaceuticals.

Cengent Therapeutics

In 2001, the Company acquired 666,667 shares of Series C Preferred Stock of Cengent Therapeutics (formerly GeneFormatics, Inc.) in exchange for approximately $1 million in cash and 61,742 shares of the Company’s common stock. The acquired securities were included in investments in other companies and were accounted for under the cost method. Due to the uncertain outlook of GeneFormatics, management concluded that the investment has suffered an impairment that was deemed to be other than temporary. As such, the Company recorded charges of $0.7 million to earnings in 2004 to write-off the investment in Cengent Therapeutics.

GeneProt, Inc.

In 2000, the Company acquired 909,091 shares of Series B Preferred Stock of GeneProt, Inc. in exchange for $7.0 million in cash and 79,218 shares of the Company’s common stock. The acquired securities were included in investments in other companies and were accounted for under the cost method. Due to the uncertain outlook of GeneProt, management concluded that the investment suffered an impairment that was deemed to be other than temporary. As such, the Company recorded charges of $0.9 million to earnings in 2004 to write-off the investment in GeneProt.

As of December 31, 2004, the Company has written-off the carrying value associated with all of the investments identified above based on impairment testing performed during the periods presented in these financial statements and prior periods.

Note 18—Related Parties

The Company is affiliated, through common shareholders, with several other entities which use the Bruker name. The Company and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

As of December 31, 2005 and 2004, the Company has payables to related parties of $6.2 million and $6.6 million, respectively. As of December 31, 2004, Bruker Optics had $2.2 million outstanding notes payable to an affiliated company. The notes had an interest rate of 4.5% and were repaid during 2005. As of December 31, 2005 and 2004, the Company has receivables from related parties of $6.5 million and $12.2 million, respectively. Payment terms on balances with related parties are similar as those with third party customers.

Sales to related parties which are not subsidiaries of the Company are included as revenues in the consolidated financial statements. Such related parties represent affiliated sales offices in countries in which the Company does not have its own distribution network. As such, these sales were primarily for resale of the Company’s products only. These sales amounted to $14.2 million, $19.0 million and $16.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, the Company purchased products and services which amounted to $15.8 million, $12.7 million, and $13.6 million from affiliated entities in the year ended December 31, 2005, 2004 and 2003, respectively.

The Company shares various general and administrative expenses for items including umbrella insurance policies, accounting services and leases with various related parties. These general and administrative expenses amounted to $2.8 million, $2.6 million and $2.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company has investments in three non-affiliated companies. The Company recognized sales to these companies, GeneProt, Inc., Cengent Therapeutics and Affinium Pharmaceuticals Inc., of $-0-, $-0- and $-0-, respectively in 2005, and $-0-, $-0- and $40,000, respectively in 2004, and $2.1 million, $0 and $0, respectively, in 2003. These sales were recorded at arm’s length terms and conditions and in the normal course of business. There were no purchases from any of these companies during the years ended December 31, 2005, 2004 or 2003.

During the years ended December 31, 2005, 2004 and 2003, the Company paid $0.5 million, $0.5 million and $1.4 million to a law firm in which one of its directors is a partner.

During the years ended December 31, 2005, 2004 and 2003, the Company paid approximately $48,500, $24,300 and $26,700 to a financial services firm in which one of its directors is a partner.

In July 2004, Bruker Optics borrowed $1.5 million from a stockholder, due in July 2006, at a fixed interest rate of 4.68%. During 2005, the note was repaid in full.

Bruker Optics rents various office space from a principal stockholder under lease agreements. During each of the years ended December 31, 2005, 2004 and 2003, this stockholder was paid $0.3 million, which was estimated to be equal to the estimated fair market value less the cost of certain capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2005, 2004 and 2003 and received $31,500, $0.1 million and $0.2 million, in rental income, which included charges for utilities and other occupancy cost. This rental income is recorded as a reduction of rent, utilities, and building maintenance expenses.

Note 19—Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of this statement are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS 154 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”) that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees”, that was provided in SFAS 123 as originally issued. As permitted by SFAS No. 123R, the Company currently accounts for share-based payments to employees using the intrinsic value method allowed under APB Opinion 25 and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123R in prior periods, the impact would have approximated the amounts calculated using SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share in Note 2 to our consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs.” This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. We are currently evaluating the impact of this new Standard, but believe that it will not have a material impact on our financial position, results of operations or cash flows.

Note 20—Quarterly Financial Data (Unaudited)

The Company’s common stock is trading under the symbol BRKR. A summary of operating results for the quarterly periods in the two years ended December 31, 2005 is set forth below (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2005
Net revenue	$90,361	$89,230	$85,885	$106,777
Gross profit	39,456	40,348	38,710	47,375
Operating income	4,046	3,744	4,937	9,697
Net income	1,310	1,451	2,086	4,900
Net income per share-basic and diluted	$0.01	$0.01	$0.02	$0.05
Year ended December 31, 2004
Net revenue	$84,249	$79,452	$83,711	$109,577
Gross profit	35,704	30,345	37,080	47,725
Operating income (loss)	2,954	(3,975)	2,672	4,943
Net income (loss)	1,150	(3,764)	(1,525)	284
Net income (loss) per share-basic and diluted	$0.01	$(0.04)	$(0.02)	$—

Note 21—Subsequent Events

On September 6, 2006, the Company acquired all of the capital stock of Quantron GmbH, a spark-OES company based in Kleve, Germany (“Quantron”).  In accordance with the stock purchase agreement, at the closing, the Company paid an aggregate of approximately $6.3 million of consideration to the Sellers, of which approximately $5.0 million was paid in cash and approximately $1.3 million was paid in the issuance of an aggregate of 202,223 restricted unregistered shares of the Company’s common stock, par value $0.01 per share, to Quantron’s two largest shareholders. Pursuant to the earn-out provisions of the stock purchase agreement, up to an aggregate of $4.7 million of additional cash consideration may be paid through 2009 based on future performance of Quantron.

On July 18, 2006, the Company acquired all of the capital stock of KeyMaster Technologies, Inc. (“KeyMaster”), a Delaware corporation located in Kennewick, Washington.  In accordance with the stock purchase agreement, the Company paid an aggregate of $10 million of cash consideration to the stockholders of KeyMaster, of which $1 million will be held in escrow until the later of (x) July 18, 2007, or (y) the resolution of any indemnification claim pending as July 18, 2007.

On January 17, 2006, the Company acquired Socabim SAS (Socabim), a privately-held company focused on advanced X-ray analysis software for materials research based in Paris, France. The initial aggregate purchase price of approximately $8.5 million was paid through the issuance of 267,302 restricted shares of common stock of the Company to Socabim’s two largest shareholders, which had an aggregate value of approximately $1.3 million as of the date of issuance, and an aggregate of $7.5 million was paid to all of the Socabim selling shareholders from cash on hand. Additional consideration, in the amount of approximately $1.9 million in total, may be paid through 2009 based on the future performance of Socabim.

Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts (in thousands):

	Balance at	Additions	Deductions
	Beginning of	Charged to	Amounts	Balance at
	Period	Earnings	Written Off	End of Period
Allowance Deducted in Balance Sheet from the assets to which they apply:
For the year ended December 31, 2005
Allowance for doubtful accounts	$2,988	$1,060	$(238)	$3,810
For the year ended December 31, 2004
Allowance for doubtful accounts	$2,313	$1,037	$(362)	$2,988
For the year ended December 31, 2003
Allowance for doubtful accounts	$1,219	$1,471	$(377)	$2,313

All other schedules have been omitted since they are either not applicable, not required or the information is included elsewhere herein.